Exhibit 99.1
NEWS RELEASE

INVUITY ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

SAN FRANCISCO, May 3, 2018 - Invuity, Inc. (NASDAQ:IVTY), a leading medical technology company focused on minimal access surgery, today announces financial results for the three months ended March 31, 2018.

Q1 2018 Highlights

•	First quarter 2018 revenue grew 5.3% to $9.5 million compared to revenue of $9.0 million in the first quarter of 2017.
•	Disposable revenue in the first quarter of 2018 grew 21.7% to $8.6 million compared to $7.0 million in the first quarter of 2017.
•	The number of accounts buying PhotonBlade® increased 23% from the fourth quarter of 2017 indicating continued strong adoption

“In the first quarter we made progress towards our near and long term goals. During the quarter, we completed an equity offering, adding $21.7 million of cash and strengthening our balance sheet. In addition, this month we have taken steps to reduce our operating expenses by implementing a restructuring designed to streamline the company and increase productivity in our commercial operations and our product development process.” said Interim Chief Executive Officer Scott Flora. “PhotonBlade continues to be an outstanding product. We saw a 23% increase in accounts ordering PhotonBlade during the quarter demonstrating continued adoption in the market. While there is still work to be done to create a balanced approach to selling our entire disposable product portfolio, I am excited by the opportunity we have in front of us and confident we can demonstrably expand the Invuity franchise.”

Financial Results

Revenue was $9.5 million in the first quarter of 2018, up 5.3% from revenue of $9.0 million in the first quarter of 2017 driven primarily by strong market acceptance of PhotonBlade.

Disposable revenue was $8.6 million in the first quarter of 2018, up 21.7% from revenue of $7.0 million in the first quarter of 2017. Disposable revenue comes from the sale of single use devices; waveguides that are attached to retractors, illuminated aspirators – both Yankauer and Frazier designs – and most recently the addition of PhotonBlade. These revenues are driven by per procedure adoption and represent the primary driver of the Company’s growth.

Gross margin for the first quarter was 69.3% compared to 76.7% for the same period in 2017. The consolidated gross margin was primarily impacted on a comparative basis by the increase in sales of PhotonBlade, which currently has a lower gross margin than other disposable products. Progress continues to be made on cost reduction programs to improve PhotonBlade margins.

Total operating expenses for the first quarter of 2018 were $17.0 million, including $3.0 million in severance and litigation expenses, compared to $17.3 million, including $1.4 million in severance and litigation expenses, in the prior year period.

The net loss for the first quarter of 2018 was $11.2 million, or $0.62 loss per share, compared to a net loss of $13.2 million, or $0.78 loss per share, for the first quarter of 2017.

The Company's balance sheet as of March 31, 2018 included total cash, cash equivalents and short-term investments of $32.6 million.

Corporate Restructuring

In May the Company implemented a corporate restructuring to streamline the business and increase productivity in the Company’s commercial operations and product development process.  It is anticipated this restructuring will reduce operating expenses by approximately $6 million on an annualized basis.

Business Outlook

For 2018 Invuity continues to expect revenue to exceed $46 million and disposable revenue to grow in excess of 25%.

Conference Call

Invuity's management will discuss the Company's financial results for the first quarter ended March 31, 2018 and provide a general business update during a conference call beginning at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time today, May 3, 2018. To join the live call, participants may dial 1-877-556-8638 (U.S.) or 1-615-247-0174 (International), Conference ID: 9299518. To listen to the live call via Invuity's website, go to www.invuity.com, in the Events & Presentations section. A webcast replay of the call will be available following the conclusion of the call for a period of 90 days in the Events & Presentations section of the website.

About Invuity®

Invuity, Inc. is a leading medical technology company focused on developing and marketing advanced surgical devices to improve the ability of physicians to perform minimal access surgery through smaller and hidden incisions. The Company’s patented Intelligent Photonics® technology delivers enhanced visualization, which facilitates surgical precision, efficiency and safety.  Clinical applications include women’s health, encompassing breast cancer and breast reconstruction surgery, gynecology and thyroid surgery.  Additional applications include procedures for electrophysiology, spine, orthopedic, cardiothoracic and general surgery. Invuity is headquartered in San Francisco, CA.

Forward-Looking Statements

This announcement contains forward-looking statements that involve risks and uncertainties, including statements regarding financial projections for 2018 and expectations regarding our restructuring efforts, planned reduction in operating expenses, adoption of PhotonBlade, future product introductions, future sales and marketing initiatives, and market opportunities.  Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: fluctuations in demand or failure to gain market acceptance for the Company's devices; the Company's ability to demonstrate to and gain approval from hospitals to use the Company's devices; the highly competitive business environment for surgical medical devices; the Company's ability to sell its devices at prices that support its current business strategies; the adequacy of the Company’s existing cash resources and funding requirements; difficulty forecasting future financial performance; protection of the Company's intellectual property; and compliance with necessary regulatory clearances or approvals. The Company undertakes no obligation to update the forward-looking information in this release. More information about potential factors that could affect the Company's business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, under the captions: "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Risk Factors," which are on file with the Securities and Exchange Commission.

CONTACT:

Company Contact:

Jim Mackaness

Chief Financial Officer

Invuity, Inc.

415-655-2129

Investors:

Mark Klausner

Westwicke Partners

443-213-0501

irdept@invuity.com

INVUITY, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2018	2017

Revenue	$9,505	$9,023
Cost of goods sold	2,923	2,099
Gross profit	6,582	6,924
Operating expenses:
Research and development	1,882	2,428
Selling, general and administrative	15,112	14,853
Total operating expenses	16,994	17,281
Loss from operations	(10,412)	(10,357)
Interest expense	(775)	(487)
Interest income	56	57
Other expense, net	(66)	(127)
Loss on extinguishment of debt	—	(2,303)
Net loss and comprehensive loss	$(11,197)	$(13,217)
Net loss per common share, basic and diluted	$(0.62)	$(0.78)
Weighted-average shares used to compute net loss per common share, basic and diluted	18,124,529	16,958,332

Condensed Balance Sheets

as of March 31, 2018 and December 31, 2017

(In thousands, except share and per share amounts)

(Unaudited)

	March 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$29,539	$17,962
Short-term investments	3,044	3,040
Restricted cash - current	181	181
Accounts receivable, net	6,257	7,421
Inventory, net	8,729	7,436
Prepaid expenses and other current assets	1,103	1,274
Total current assets	48,853	37,314
Restricted cash	727	727
Property and equipment, net	6,989	7,169
Other long-term assets	243	285
Total assets	$56,812	$45,495
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$3,206	$3,598
Accrued and other current liabilities	6,832	5,179
Deferred revenue - short term	44	—
Short-term debt	4,386	5,859
Total current liabilities	14,468	14,636
Deferred rent	2,520	2,569
Deferred revenue - long term	80	36
Long-term debt	29,182	29,116
Total liabilities	46,250	46,357
Commitments and contingencies (Note 8)
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value—10,000,000 shares authorized at March 31, 2018 and December 31, 2017; no shares issued and outstanding at March 31, 2018 and December 31, 2017	—	—
Common stock, $0.001 par value—100,000,000 shares authorized at March 31, 2018 and December 31, 2017; 24,023,517 and 17,179,258 shares issued and outstanding at March 31, 2018 and December 31, 2017	24	17
Additional paid-in capital	207,869	185,255
Accumulated deficit	(197,331)	(186,134)
Total stockholders’ equity (deficit)	10,562	(862)
Total liabilities and stockholders’ equity (deficit)	$56,812	$45,495